Exhibit 10.1

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (hereinafter referred to as “this Agreement”) is entered into by the following parties on August 20, 2026 in Beijing, the People’s Republic of China (“China”):

Buyers:

Beijing Yimutian Network Technology Co., Ltd. (北京一人一亩田网络科技有限公司) (“Beijing Yimutian” or “Buyer”), a limited liability company validly established and existing under PRC law, with Unified Social Credit Code 911101080991996616.

Yimutian Inc. (“YMT” or “Buyer”), a limited liability company incorporated under the laws of the Cayman Islands, with its registered address at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, listed on the NASDAQ Stock Market, ticker symbol: YMT, legal representative: Deng Jinhong.

Sellers:

Zhang Ning (张宁), ID No.: [***], a shareholder of Qingdao Xingongguan Holiday Hotel Co., Ltd. (hereinafter referred to as “Xingongguan” or the “Target Company”), holding 90% equity interest in Xingongguan.

Zhang Kuili (张魁丽), ID No.: [***], a shareholder of Qingdao Xingongguan Holiday Hotel Co., Ltd. (hereinafter referred to as “Xingongguan” or the “Target Company”), holding 10% equity interest in Xingongguan.

Target Company:

Qingdao Xingongguan Holiday Hotel Co., Ltd. (青岛信公馆度假酒店有限公司), a limited liability company validly established and existing under PRC law, with Unified Social Credit Code 9137021233412963XE.

In this Agreement, the Sellers and the Buyers, together with the Target Company, are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS:

1. The Target Company owns real property and ancillary facilities.

2. The Sellers are the shareholders of the Target Company, possessing ownership and/or control of the Target Company.

3. The Buyers intend to acquire ownership and control of the Target Company through purchase.

4. The Parties agree that the consideration for this transaction shall be paid by the Buyers issuing new YMT ordinary shares to the Sellers.

5. The Parties have reached a consensus through friendly negotiation on this equity purchase and related arrangements.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1 DETAILS OF THE TARGET COMPANY

1.1 Overview of the Target Company. The Target Company is Qingdao Xingongguan Holiday Hotel Co., Ltd. (青岛信公馆度假酒店有限公司), which owns properties located at No. 193 Jiangshan Middle Road, Development Zone, Qingdao, including Units 101, 102, 201, 301, and 2701-2712. The planned use for such properties is commercial/office. The Real Estate Title Certificate numbers are: Lu (2023) Qingdao Free Trade Zone Area Real Estate Title Nos. 0006197, 0006194, 0006200, 0006198, 0006196, 0006192, 0006191, 0006202, 0006201, 0006199, 0006183, 0006195, 0006193, 0006190, 0006189, and 0006188. The appraised value is RMB 116,216,266 (in words: RMB One Hundred Sixteen Million Two Hundred Sixteen Thousand Two Hundred and Sixty-Six). The above assets are collectively referred to as the “Target Company Assets.”

1.2 Guarantees and Liabilities of the Target Company.

(1) The Target Company’s assets have been used as collateral for third-party loans in a total guaranteed amount of RMB 55,950,000 (in words: RMB Fifty-Five Million Nine Hundred Fifty Thousand). Details of the guaranteed amounts are set forth in Annex 1 hereto;

(2) The Sellers have provided the Buyers with the financial statements of the Target Company through June 2026; and

(3) Any debts incurred after June 30, 2026 shall be the responsibility of the Sellers and shall have no relation to the Buyers.

ARTICLE 2 PURCHASE AND SALE OF THE TARGET COMPANY

2.1 Sale and Purchase. The Sellers agree to sell the Target Company to the Buyers pursuant to the terms and conditions of this Agreement, and the Buyers agree to purchase the Target Company pursuant to the terms and conditions of this Agreement.

2.2 Asset Clearing Period. This transaction provides for an asset clearing period of up to six (6) months (the “Asset Clearing Period”), commencing from the date of execution of this Agreement. The Sellers undertake to clear all encumbrances and occupation with respect to the Target Company Assets during the Asset Clearing Period so that they achieve operational readiness for the Buyers, ensuring that the Buyers may directly use the assets for business operations without any impediments.

ARTICLE 3 CONSIDERATION AND PAYMENT METHOD

3.1 Consideration. The consideration for the Target Company shall be USD 5,800,000 (in words: USD Five Million Eight Hundred Thousand).

3.2 Payment Method. The Buyers shall pay the entire consideration by issuing new YMT ordinary shares to the Sellers. The number of consideration ordinary shares = consideration ÷ issue price.

3.3 Issue Price and Number of Shares. The issue price shall be the average closing price of the YMT listed shares (i.e., ADSs, with each ADS corresponding to 375 ordinary shares as of the date of execution of this Agreement) on the NASDAQ Stock Market for the five (5) most recent trading days prior to the date of execution of this Agreement (i.e., USD 0.2183 per ADS). Based on this calculation, the consideration shall be 9,963,353,184 ordinary shares, corresponding to 26,568,942 ADSs as of the date of execution of this Agreement. Upon subsequent issuance of ordinary shares, conversion to ADSs shall be at the ratio then in effect.

3.4 Share Issuance. Within thirty (30) business days after the execution of this Agreement and satisfaction of the closing conditions, the Buyers shall issue the consideration shares and register them in the shareholder register; provided, however, that share certificates shall not be delivered to the Sellers during the Asset Clearing Period.

3.5 Share Delivery Conditions. The shares may be delivered to the Sellers only upon satisfaction of all of the following conditions:

(1) The Asset Clearing Period has expired;

(2) The Sellers have completed the execution of the VIE agreements as provided in Article 4;

(3) There are no undisclosed liabilities or encumbrances on the Target Company, and the Target Company Assets are in normal operational condition suitable for the Buyers’ use, without any impediments; and

(4) The Sellers’ representations and warranties under this Agreement are true, accurate, and complete as of the expiration of the Asset Clearing Period.

3.6 Post-Delivery Transfer Restrictions. Upon the expiration of the Asset Clearing Period and satisfaction of the delivery conditions, the Sellers may convert the shares to ADSs and trade them on the NASDAQ Stock Market; provided, however, that commencing from the date on which the shares become tradeable, and unless the Sellers’ Cayman company confirms in writing that such restrictions are waived or adjusted, the following transfer restrictions shall apply:

(1) A lock-up period of six (6) months commencing from the date on which the shares become tradeable; and

(2) After the lock-up period expires, the number of shares transferred per quarter shall not exceed 10% of the total number of shares.

3.7 Failure to Meet Asset Clearing Targets. If the Asset Clearing Period expires and the Sellers have failed to satisfy all conditions set forth in this Agreement, this transaction shall be terminated, the Buyers shall cancel all issued consideration shares, all executed VIE agreements shall be terminated, and the equity pledge on the Target Company shall be released. The Buyers shall pay the Sellers an amount equal to three percent (3%) of the consideration as compensation. If the Asset Clearing Period expires and the transaction is terminated due to the Buyers’ fault (including but not limited to refusal to issue shares, failure to effect share registration, failure of internal approval, or termination of the Agreement), the Buyers shall likewise pay the Sellers an amount equal to 3% of the consideration as liquidated damages. Other than the foregoing, no Party shall bear any other liability or obligation.

ARTICLE 4 CONDITIONS PRECEDENT TO CLOSING

4.1 Buyers’ Conditions Precedent. The Buyers’ obligation to complete the Closing shall be subject to the satisfaction or written waiver by the Buyers of all of the following conditions precedent on or prior to the Closing Date:

(1) The Sellers have obtained all internal and external approvals, authorizations, and consents necessary for the execution, delivery, and performance of this Agreement;

(2) Title to the Target Company’s assets is clear, there has been no material adverse change, and the Sellers’ representations and warranties under this Agreement are true, accurate, and complete as of the Closing Date;

(3) The VIE control agreements have been executed and have become effective; the Sellers shall pledge 100% of the equity interest in the Target Company to the Buyers and complete the pledge registration with the market supervision authorities within ten (10) business days after the Closing;

(4) There has been no material adverse change in the Target Company, and the Sellers’ representations and warranties under this Agreement are true, accurate, and complete as of the Closing Date; and

(5) There are no laws, regulations, or governmental orders that restrict, prohibit, or materially impede this transaction.

4.2 Sellers’ Conditions Precedent. The Sellers’ obligation to complete the Closing shall be subject to the satisfaction or written waiver by the Sellers of all of the following conditions precedent on or prior to the Closing Date:

(1) The Buyers have obtained all internal and external approvals, authorizations, and consents necessary for the execution, delivery, and performance of this Agreement;

(2) The Buyers’ representations and warranties under this Agreement are true, accurate, and complete as of the Closing Date; and

(3) The Buyers have issued the consideration shares to the Sellers as agreed.

ARTICLE 5 ASSET CLEARING

5.1 Asset Clearing Period. The Asset Clearing Period shall be a maximum of six (6) months commencing from the date of execution of this Agreement. The Sellers shall complete the following tasks during the Asset Clearing Period:

(1) Clear all creditor-debtor relationships of the Target Company, ensuring that there are no pledges, mortgages, seizures, freezes, third-party claims, or other encumbrances on the Target Company other than those disclosed in this Agreement; and

(2) Clear the use or occupation of the Target Company’s assets so that the Target Company achieves normal operational condition suitable for the Buyers’ use, without any impediments.

5.2 Debt Assumption. Any debts incurred by the Target Company after June 30, 2026 shall be the responsibility of the Sellers and shall have no relation to the Buyers. If, due to the Sellers’ failure to discharge the relevant debts, the Target Company is subject to seizure, freeze, or other encumbrances, the Sellers shall bear full liability and shall indemnify the Buyers for all losses suffered as a result.

5.3 Asset Maintenance. During the Asset Clearing Period, the Sellers shall maintain the Target Company with the standard of care of a prudent manager and shall not take any action that may impair the value of the Target Company.

ARTICLE 6 TAX DEFERRAL TREATMENT AND FOREIGN EXCHANGE REGISTRATION

6.1 Tax Treatment. The Parties confirm that this transaction involves the transfer of assets using shares in an offshore listed company (YMT) as consideration. The Sellers shall endeavor to apply for special tax treatment (tax deferral) in accordance with PRC tax laws and regulations; provided, however, that the Parties expressly acknowledge that no guarantee is given that the competent tax authorities will approve special tax treatment for this transaction. If the application is not accepted, not approved, or the deferral is subsequently collected, and the income tax, late payment surcharges, interest, and reasonable defense costs actually paid by the Sellers in connection with this transaction exceed the amount payable under the “five-year deferral assumption,” the excess shall be compensated in full by the Buyers in cash within thirty (30) days after the Sellers actually pay the taxes.

6.2 Tax Deferral Filing. The Sellers shall, after the Asset Clearing Period ends and the transaction is completed, apply to the competent tax authorities for the procedures for special tax treatment and deferred tax filing, and submit the relevant materials. The Buyers shall cooperate and provide all documents and information required for the deferred tax filing, including but not limited to this Agreement and equity issuance certificates.

6.3 Transfer During Deferral Period. During the five-year deferral period, if the Sellers transfer all or part of the consideration shares (including conversion to ADSs and subsequent transfer), the Sellers shall calculate and pay income tax on the transferred portion. The untransferred portion shall continue to enjoy deferred tax treatment until the deferral period expires or all remaining shares are transferred (whichever occurs first). If, upon expiration of the deferral period, the Sellers have not transferred all remaining shares, the income tax on such shares may continue to be deferred until the actual date of transfer. The Buyers shall not, by reason of the expiration of the deferral period, assert any rights against the Sellers or require the Sellers to bear additional costs.

6.4 As this transaction involves payment of consideration in shares of an offshore listed company (YMT), the Sellers, as domestic institutions, shall, after the Asset Clearing Period ends and the transaction is completed, register with the State Administration of Foreign Exchange (“SAFE”) or its authorized branches for the procedures related to outbound direct investment or overseas securities investment by domestic institutions. The Buyers shall, within fifteen (15) business days after the Asset Clearing Period ends and the transaction is completed, provide the Sellers with all Cayman company documents required for the foreign exchange registration (including but not limited to the YMT articles of association, shareholder register, share certificates, and registered agent certificate), and cooperate with the Sellers in completing the registration.

6.5 The Sellers may only convert the unlocked consideration shares to ADSs and trade them on the NASDAQ Stock Market after completing the foreign exchange registration procedures. If, due to the Buyers’ fault (including but not limited to failure to timely provide the required documents or inability to trade YMT shares normally on NASDAQ), the Sellers are unable to complete the foreign exchange registration, it shall be deemed that the Buyers have not properly delivered the consideration shares, and the Sellers shall have the right to elect: (a) to require the Buyers to assume liability for breach of contract pursuant to Section 11.1 of this Agreement; or (b) to suspend the performance of their equity transfer and subsequent cooperation obligations, without bearing any liability for breach of contract, until the foreign exchange registration is completed. If the Sellers have completed the foreign exchange registration but transfer shares prior to completing such registration due to their own reasons, the legal risks and administrative liabilities arising therefrom shall be borne by the Sellers.

ARTICLE 7 CLOSING AND POST-CLOSING OBLIGATIONS

7.1 Closing Date. The Closing shall take place within ten (10) business days after all conditions precedent set forth in Article 4 have been satisfied or waived, or at such other time and place as the Parties may agree in writing.

7.2 Closing Documents. At the Closing, the Sellers shall deliver to the Buyers the title certificates, appraisal reports, and other documents relating to the Target Company; the Buyers shall issue the consideration shares as previously agreed.

7.3 Post-Closing Obligations. After the Closing, the Sellers shall continue to cooperate with the Buyers in completing financial processing, information disclosure, and other related matters.

ARTICLE 8 REPRESENTATIONS AND WARRANTIES

8.1 Sellers’ Representations and Warranties. The Sellers represent and warrant to the Buyers as follows:

(1) The Sellers are lawful shareholders of the Target Company, with the capacity to execute and perform this Agreement;

(2) The Sellers have lawful ownership and/or control of the Target Company, and there are no undisclosed pledges, freezes, seizures, third-party claims, or other encumbrances on the Target Company, except for the loan guarantees and liabilities disclosed in Article 1 hereof;

(3) There are no material debts, guarantees, litigation, arbitration, or administrative penalties with respect to the Target Company that have not been disclosed to the Buyers;

(4) The Sellers have truthfully disclosed to the Buyers all information regarding the Target Company, including but not limited to title status, creditor-debtor relationships, litigation, and arbitration; and

(5) The Sellers’ aggregate liability for breach of the foregoing representations and warranties shall not exceed the consideration actually received by the Sellers.

8.2 Buyers’ Representations and Warranties. The Buyers represent and warrant to the Sellers as follows:

(1) YMT is a company lawfully incorporated and validly existing under the laws of the Cayman Islands, with the capacity to execute and perform this Agreement;

(2) The execution and performance of this Agreement has obtained the necessary internal approvals and authorizations of YMT;

(3) The consideration shares, upon issuance, will be listed and traded on the NASDAQ Stock Market (or traded in the form of ADSs), in compliance with the YMT articles of association and NASDAQ listing rules; and

(4) The Buyers’ aggregate liability for breach of its representations and warranties, and all damages arising under this Agreement, shall not exceed the total consideration for this transaction.

ARTICLE 9 COVENANTS

9.1 Sellers’ Covenants. The Sellers covenant as follows:

(1) During the Asset Clearing Period, to maintain the Target Company with the standard of care of a prudent manager and not to take any action that may impair the value of the Target Company;

(2) During the Asset Clearing Period, to actively clear the creditor-debtor relationships and encumbrances with respect to the Target Company, and to promptly clear the use or occupation of the Target Company’s assets, so that the Target Company achieves normal operational condition suitable for the Buyers’ use; and

(3) To be responsible for discharging all debts incurred after June 30, 2026, and to ensure that such debts do not affect the equity pledge or use of the Target Company’s assets.

9.2 Buyers’ Covenants. The Buyers’ covenants as follows:

(1) To issue and deliver the consideration shares in a timely manner as agreed under this Agreement; and

(2) To cooperate with the Sellers in completing the relevant procedures as agreed under this Agreement.

ARTICLE 10 CONFIDENTIALITY

The Parties shall maintain strict confidentiality with respect to the existence and terms of this Agreement and the trade secrets, technical secrets, financial information, customer information, and other non-public information (collectively, “Confidential Information”) of the other Parties learned during the course of negotiation, execution, and performance of this Agreement. Without the prior written consent of the other Parties, no Party shall disclose any Confidential Information to any third party, except as required by applicable laws, regulations, regulatory requirements, or judicial/arbitral proceedings.

ARTICLE 11 TERMINATION

11.1 This Agreement may be terminated under the following circumstances:

(1) The actual controller of the Buyers is changed from Deng Jinhong to another party without the prior written consent of the Sellers;

(2) The Parties reach a written agreement to terminate this Agreement;

(3) One Party materially breaches this Agreement and, after receiving written notice from the non-breaching Party, fails to cure such breach within thirty (30) days to the satisfaction of the non-breaching Party, in which case the non-breaching Party shall have the right to terminate this Agreement by written notice to the other Party;

(4) The conditions precedent set forth in this Agreement are not fully satisfied within the stipulated deadline, and the Parties are unable to agree on an extension;

(5) The Asset Clearing Period expires and the Sellers have failed to satisfy all conditions set forth in this Agreement, in which case the Buyers shall have the right to terminate this Agreement;

(6) Force majeure prevents the performance of this Agreement for more than ninety (90) days;

(7) If, prior to the Closing, the Buyers’ Cayman company is delisted from the NASDAQ Stock Market, this Agreement shall automatically terminate, the Sellers shall not be required to process any equity transfer procedures, and the Buyers shall compensate the Sellers for all transaction and clearing costs incurred in connection therewith; and

(8) If, after the Closing, the Buyers’ Cayman company is delisted from the NASDAQ Stock Market, or there is a prolonged trading halt, or the ordinary shares are definitively unable to be converted to ADSs, or the Sellers’ share registration does not become effective, the Sellers shall have the right to rescind the transaction and recover all transaction and clearing costs incurred. The Buyers shall, within fifteen (15) business days, cooperate with the Sellers in dismantling the VIE structure and releasing the equity pledge. All taxes, assessment fees, and other costs incurred during the equity reversion process shall be borne by the Buyers. If the Buyers fail to timely cooperate with the reversion, the Buyers shall pay the Sellers a late penalty calculated at 0.05% of the total consideration per day (unless the time limit exceeds 15 business days due to reasons not attributable to the Buyers, in which case it shall not be deemed a late cooperation by the Buyers).

11.2 Consequences of Termination. Upon termination of this Agreement, except for the confidentiality and dispute resolution provisions and other clauses that are expressly stated to survive termination, the Parties shall use their best efforts to restore the status quo ante. If the Sellers have received the consideration shares, they shall be returned; if the Sellers have transferred a portion of the consideration shares, the proceeds from such transfer and the remaining shares shall be delivered to the Buyers. The Target Company shall be returned in its entirety to the Sellers.

ARTICLE 12 GOVERNING LAW AND DISPUTE RESOLUTION

12.1 The formation, validity, interpretation, performance, and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macau, and Taiwan).

12.2 Any dispute arising out of or in connection with this Agreement shall first be resolved through friendly negotiation between the Parties. If negotiation fails, the relevant Party shall submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its then-effective arbitration rules. The place of arbitration shall be Beijing. The arbitral tribunal shall consist of three (3) arbitrators. The arbitral award shall be final and binding upon all Parties to this Agreement. The prevailing party shall be entitled to recover from the losing party attorney’s fees, preservation costs, travel expenses, appraisal fees, and all other costs of enforcement.

ARTICLE 13 MISCELLANEOUS

13.1 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this transaction, and supersedes all prior oral or written agreements, understandings, or arrangements among the Parties with respect to this transaction.

13.2 Amendment. Any modification or supplement to this Agreement shall be made by mutual agreement of the Parties in writing and shall become effective upon execution by all Parties.

13.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be deemed severable and shall not affect the validity of the remaining provisions of this Agreement.

13.4 Notices. All notices, requests, consents, or other communications under this Agreement shall be made in writing and delivered by personal delivery, registered mail, facsimile, or email to the addresses set forth in the preamble of this Agreement or to such other addresses as a Party may designate in writing.

13.5 Counterparts. This Agreement is executed in five (5) originals, with the Buyers and the Sellers each holding two (2) copies and the Target Company holding one (1) copy, each of which shall have equal legal effect.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYERS:

Beijing Yimutian Network Technology Co., Ltd. (北京一人一亩田网络科技有限公司)

(Company Seal)

By:	/s/ Deng Jinhong
Name:	Deng Jinhong
Title:	Legal Representative

Yimutian Inc.

By:	/s/ Deng Jinhong
Name:	Deng Jinhong

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SELLERS:

Zhang Ning (张宁)

By:	/s/ Zhang Ning

Zhang Kuili (张魁丽)

By:	/s/ Zhang Kuili

TARGET COMPANY:

Qingdao Xingongguan Holiday Hotel Co., Ltd. (青岛信公馆度假酒店有限公司)

(Company Seal)

By:	/s/ Zhang Ning
Name:	Zhang Ning
Title:	Legal Representative

ANNEX 1: TARGET COMPANY ASSET GUARANTEE DETAILS

The Target Company’s assets have been used to guarantee the following loans:

1. Borrower: Qingdao Quanao Supply Chain Technology Co., Ltd. (青岛全澳供应链科技股份有限公司) et al.; Lender: Agricultural Bank of China; Loan Amount: RMB 10,000,000; Contract No.: ABC (2025) 1041-1;

2. Borrower: Qingdao Aopeng Trading Co., Ltd. (青岛澳鹏商贸有限公司); Lender: Industrial and Commercial Bank of China; Loan Amount: RMB 9,300,000; Contract No.: 0380300596-2025 (Qing Ying) Zi 00741;

3. Borrower: Qingdao Liangduoduo Technology Co., Ltd. (青岛粮多多科技有限公司); Lender: Industrial and Commercial Bank of China; Loan Amount: RMB 10,000,000; Contract No.: 0380300596-2025 (Qing Ying) Zi 00745;

4. Borrower: Qingdao Maorong Supply Chain Services Co., Ltd. (青岛贸荣供应链服务有限公司); Lender: Industrial and Commercial Bank of China; Loan Amount: RMB 10,000,000; Contract No.: 0380300596-2025 (Qing Ying) Zi 00747;

5. Borrower: Jijiu Online Technology (Qingdao) Co., Ltd. (基酒在线科技（青岛）有限公司); Lender: Industrial and Commercial Bank of China; Loan Amount: RMB 10,000,000; Contract No.: 0380300010-2025 (Shi Bei) Zi 01260; and

6. Borrower: Qingdao Taxin Group Co., Ltd. (青岛他信集团有限公司); Lender: Industrial and Commercial Bank of China; Loan Amount: RMB 6,650,000; Contract No.: 0380300010-2025 (Shi Bei) Zi 01480.